Advanced Emissions Solutions Provides Key Company Updates

Settles Securities Class Action Lawsuits, Receives NASDAQ Listing Approval, and Pays off and Terminates Credit Agreement

HIGHLANDS RANCH, Colorado, July 6, 2016 - Marketwired - Advanced Emissions Solutions, Inc. (OTC PINK: ADES) (the "Company" or "ADES") today provided updates and additional commentary with regard to several recent developments at the Company including a lawsuit settlement, listing on The NASDAQ Stock Market LLC (“NASDAQ”) and payment and termination of a Credit Agreement. To support these updates, a Form 8-A and Form 8-K have been filed and are available for review on the Company’s website: http://www.advancedemissionssolutions.com/ades-investor-resources/.

“I’m enthusiastic about the opportunity to offer our stockholders closure regarding several outstanding matters at our Company. Foremost, the legacy securities class action lawsuits have been settled following successful mediation between the parties. Furthermore, our application to list our common stock on NASDAQ has been approved. Being delisted was a hindrance for our Company and the approval to trade on NASDAQ reflects the progress we’ve made in recent quarters, both operationally and financially,” said Heath Sampson, President and CEO. “Lastly, we have successfully paid down our outstanding debt, which has been a priority for our management team for some time. This marks yet another step in the execution against the strategic priorities we outlined earlier in the year and places the Company in a stronger financial position moving forward. We look forward to a future where we can focus our entire effort on maximizing our opportunities and growing our business”.

Shareholder Lawsuit Settlement
ADES has settled its ongoing securities class action lawsuits following mediation between the parties. Under the terms of the settlement, the Company’s insurers will make a payment of $4.0 million in exchange for the release of all claims against the Company. The settlement remains subject to approval of the court.

Listing on the NASDAQ Global Market
The NASDAQ has approved the Company’s application to list its common stock on the NASDAQ Global Market. The Company’s shares are expected to begin trading when the market opens on July 7, 2016 under the symbol “ADES”.

Payment and Subsequent Termination of Credit Agreement
The Company has completed all payments and termination of the Company’s credit agreement entered into on October 22, 2015 with the lenders named therein and Wilmington Trust, National Association, as administrative agent and collateral agent, prior to the maturity date of July 8, 2016. ADES paid the total principal balance of the loans and advances made to or for the benefit of the Company, together with all accrued but unpaid interest, and the total amount of all fees, costs, expenses and other amounts owed by the Company thereunder, including a prepayment premium. Upon termination of the credit agreement, the Company’s obligations under the credit agreement were satisfied and discharged in full, except for indemnity obligations that survive termination, and outstanding fees and expenses of the lenders incurred as a result of the termination of the credit agreement, the collateral securing repayment of the credit agreement was also released.

About Advanced Emissions Solutions, Inc.
Advanced Emissions Solutions, Inc. serves as the holding entity for a family of companies that provide emissions solutions to customers in the power generation and other industries.

ADA-ES, Inc. (“ADA”) is a wholly-owned subsidiary of Advanced Emissions Solutions, Inc. (“ADES”) that provides emissions control solutions for coal-fired power generation and industrial boiler industries. With more than 25 years of experience developing advanced mercury control solutions, ADA delivers proprietary environmental technologies, equipment and specialty chemicals that enable coal-fueled boilers to meet emissions regulations. These solutions enhance existing air pollution control equipment, maximizing capacity and improving operating efficiencies. Our track record includes securing more than 30 US patents for emissions control technology and systems and selling the most activated carbon injection systems for power plant mercury control in North America. For more information on ADA, its products and services, visit www.adaes.com or the ADA Blog (http://blog.adaes.com/).

Clean Coal Solutions, LLC (“CCS”) is a 42.5% owned joint venture by ADA that provides ADA’s patented Refined Coal (“RC”) CyClean™ technology to enhance combustion of and reduce emissions of NOx and mercury from coals in cyclone boilers and ADA’s patent pending M-45™ and M-45-PC™ technologies for Circulating Fluidized boilers and Pulverized Coal boilers respectively.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include statements or expectations regarding the Company’s common stock beginning trading on the NASDAQ and the settlement terms of the class action lawsuits. These statements are based on current expectations, estimates, projections, beliefs and assumptions of the Company’s management. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to, changes in NASDAQ listing requirements, changes in laws or regulations and the opinion of the court reviewing the settlement agreement. You are cautioned not to place undue reliance on such statements and to consult the Company’s SEC filings for additional risks and uncertainties that may apply to the Company’s business and the ownership of its securities. The Company’s forward-looking statements are presented as of the date made, and the Company disclaims any duty to update such statements unless required by law to do so.

Source: Advanced Emissions Solutions, Inc.

Investor Contact:
Alpha IR Group
Nick Hughes or Chris Hodges
312-445-2870
ADES@alpha-ir.com